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                      GREAT WESTERN FINANCIAL CORPORATION
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                                 [Press Release]

        [Great Western Logo]

                                                                NEWS

                                               FOR IMMEDIATE RELEASE
                                                      APRIL 18, 1997

        Contact:  Ian Campbell        818-775-3773
                  Charlie Coleman     818-775-3766

                  GREAT WESTERN CHALLENGES AHMANSON'S PLANNED
                             THRIFT-TO-BANK MERGER
                             ---------------------
              TELLS OTS BANK MERGER PROPOSED BY AHMANSON VIOLATES
                       CALIFORNIA INTERSTATE BANKING LAW

      SAYS REGULATORY DELAYS WILL PREVENT TIMELY COST SAVINGS BY AHMANSON

             CHATSWORTH, Calif. -- Great Western Financial Corporation (NYSE: GWF) announced today that the California State Banking Department has confirmed that the state's banking law does not allow bank-to-thrift mergers such as the one H.F. Ahmanson & Co. has proposed. In a prior regulatory filing, Ahmanson said it plans to merge Great Western into a Washington state-chartered bank that does not yet operate. Great Western believes that this impediment could cause delays in Ahmanson's ability to implement and realize the cost savings on which its merger proposal hinges.

             In a detailed comment filed with the Office of Thrift Supervision (OTS), Great Western asserted that:

        o The 1995 California Interstate Banking Law does not allow a California-based thrift institution, such as Great Western, to merge with an out-of-state bank and retain the California branches as Ahmanson has proposed. This obstacle has been confirmed to Great Western by the California State Banking Department;

        o Restructuring its proposed merger to comply with applicable law would require Ahmanson to file new regulatory applications, preventing timely achievement of cost savings;

        o Ahmanson's thrift-to-bank merger proposal appears to be a ploy to avoid immediate OTS scrutiny of its bank merger; and

        o The Washington state bank into which Ahmanson said it would merge Great Western is not in operation and currently has no assets.

                 Great Western Asserts Ahmanson Seeks To Avoid
                  Scrutiny of Merger at Thrift-To-Bank Level

             Great Western believes Ahmanson's thrift-to-bank merger scheme may be an ill-conceived effort by Ahmanson to avoid OTS scrutiny. Ahmanson's filings state that following the merger of Great Western Bank into the Washington bank, the Washington bank would operate Great Western branches until it obtains approval for a second merger between it and Ahmanson's other affiliate, Home Savings Bank FSB. Ahmanson may be attempting to delay filings for this merger until after the OTS acts on its application to merge Great Western Financial Corporation into Ahmanson at the holding company level. Ahmanson's strategem sacrifices timely cost savings in an attempt to avoid regulatory scrutiny at this stage.

               Ahmanson Fails to File Necessary Applications

             Great Western also stated in its submission that Ahmanson has failed to make the necessary filings for its current thrift-to-bank merger proposal, including applications for the prior approval of the FDIC and the Director of the Department of Financial Institutions of the State of Washington. Great Western believes that due to the obstacles in California banking law these applications could not be approved, and regulatory consideration of these applications would involve lengthy delays.

                 Great Western's Proposed Merger with American
               Savings Bank Is Simpler and More Straightforward
                           than Ahmanson's Proposal

             Great Western is continuing to move forward with its strategic merger plans with Washington Mutual. In regulatory filings Washington Mutual has proposed to merge Great Western into its federally-chartered thrift subsidiary, American Savings Bank, in a transaction that is not subject to California banking law. The straightforward thrift-to-thrift merger proposed by Washington Mutual also does not require applications for the approval of the FDIC or the Director of the Department of Financial Institutions of the State of Washington. In addition, Great Western believes Washington Mutual's plan will result in a stronger company providing better returns to stockholders than Ahmanson's complex and cumbersome proposals.

             With assets of $42.9 billion, Great Western Financial Corporation is a diversified financial services company operating more than 1,150 mortgage lending, retail banking, and consumer finance offices nationwide. Great Western's principal subsidiary, Great Western Bank, is a mortgage-oriented consumer bank with banking branch networks in California and Florida.

                  Great Western Financial Corporation ("Great
        Western") and the persons named below may be deemed to be participants in the solicitation of proxies in connection with the merger of Great Western and Washington Mutual, Inc. ("Washington Mutual") pursuant to which each outstanding share of Great Western common stock would be converted into 0.9 shares of Washington Mutual common stock (the "Merger"). Participants in this solicitation may include the directors of Great Western (J. F. Montgomery,
        J. F. Maher, Dr. D. Alexander, H. F. Christie, S. E. Frank,
        J. V. Giovenco, F. A. Gryp, E. Hernandez, Jr., C. D. Miller, Dr. A. E. Siegel and W. B. Wood, Jr.); the following executive officers of Great Western: J. L. Erikson, C. F. Geuther, M. M. Pappas, A. W. Schenck III, R.
        W. Sims and J. M. Studenmund; and the following other members of management of Great Western: S. F. Adams, B. F. Antenberg, B. R. Barkley, I. D. Campbell, C. Coleman, A. D. Meadows and J. A. Trotter (collectively, the "Great Western Participants"). Messrs. Montgomery and Maher beneficially own 680,488 shares and 611,762 shares of Great Western common stock, respectively (including shares subject to stock options exercisable within 60 days). The remaining Great Western Participants do not beneficially own, individually or in the aggregate, in excess of 1% of Great Western's equity securities.

                  Great Western has retained Goldman, Sachs & Co. ("Goldman Sachs") and Merrill Lynch & Co. ("Merrill Lynch") to act as its financial advisors in connection with the Merger, as well as the merger proposal by H. F. Ahmanson & Company, for which they received and may receive substantial fees, as well as reimbursement of reasonable out-of-pocket expenses. In addition, Great Western has agreed to indemnify Goldman Sachs and Merrill Lynch and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of their engagement. Each of Goldman Sachs and Merrill Lynch is an investment banking firm that provides a full range of financial services for institutional and individual clients. Neither Goldman Sachs nor Merrill Lynch admits that it or any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the solicitation, or that Schedule 14A requires the disclosure of certain information concerning Goldman Sachs and Merrill Lynch. In connection with Goldman Sachs's role as financial advisor to Great Western, Goldman Sachs and the following investment banking employees of Goldman Sachs may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Great Western: J. Wender, J. Mahoney, A. Gordon, T. Owens and A. Vittorelli. In connection with Merrill Lynch's role as financial advisor to Great Western, Merrill Lynch and the following investment banking employees of Merrill Lynch may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Great Western: H. Lurie, L. S. Wolfe, P. Wetzel, F. V. McMahon, J. Esposito, C. Del-Moral Niles and K. Gupta. In the normal course of their respective businesses Goldman Sachs and Merrill Lynch regularly buy and sell securities issued by Great Western and its affiliates ("Great Western Securities") and Washington Mutual and its affiliates ("Washington Mutual Securities") for its own account and for the accounts of its customers, which transactions may result in Goldman Sachs and its associates and Merrill Lynch and its associates having a net "long" or net "short" position in Great Western Securities, Washington Mutual Securities, or option contracts with other derivatives in or relating to Great Western Securities or Washington Mutual Securities. As of April 14, 1997, Goldman Sachs had positions in Great Western Securities and Washington Mutual Securities as principal as follows: (i) net "long" 7,473 of Great Western's common shares; (ii) net "long" $1 million of Great Western's deposit notes; and (iii) net "long" 1,098 of Washington Mutual's common shares. As of April 14, 1997, Merrill Lynch had positions in Great Western Securities and Washington Mutual Securities as principal as follows: (i) net "long" 7,126 of Great Western's common shares; (ii) net "long 1,600 shares of Great Western's 8.30% preferred stock; and (iii) net "long" 1,526 of Washington Mutual's common shares.

                  Other participants include Washington Mutual and may include the directors of Washington Mutual (D. P. Beighle, D. Bonderman, H. M. Bridge, J. T. Crandall, R. H. Eigsti, J. W. Ellis, D. J. Evans, A. V. Farrell, W. P. Gerberding, K. K. Killinger, S. B. McKinney, M. K. Murphy,
        L. H. Pepper, W. G. Reed, Jr. and J. H. Stever); the following executive officers of Washington Mutual: C. S. Davis, S. P. Freimuth, L. D. Lannoye, W. A. Longbrake, D.
        W. Oppenheimer, C. E. Tall and S. L. Wilson; and the following other members of management of Washington Mutual:
        K. Christensen, J. DeGrande, W. Ehrlich, J. B. Fitzgerald,
        M. Kittner and D. G. Wisdorf (collectively, the "Washington Mutual Participants"). Messrs. Bonderman, Crandall and Killinger beneficially owned 1,894,141 shares, 6,549,755 shares and 1,044,224 shares of Washington Mutual common stock, respectively. The remaining Washington Mutual Participants do not beneficially own, individually or in the aggregate, in excess of 1% of Washington Mutual's equity securities. The Washington Mutual Participants do not beneficially own, individually or in the aggregate, in excess of 1% of Great Western's equity securities.

                  Washington Mutual has retained Lehman Brothers Inc. ("Lehman Brothers") to act as its financial advisor in connection with the Merger for which it received and may receive substantial fees as well as reimbursement of reasonable out-of-pocket expenses. In addition, Washington Mutual has agreed to indemnify Lehman Brothers and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of its engagement. Lehman Brothers is an investment banking firm that provides a full range of financial services for institutional and individual clients. Lehman Brothers does not admit that it or any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the solicitation, or that Schedule 14A requires the disclosure of certain information concerning Lehman Brothers. In connection with Lehman Brothers' role as financial advisor to Washington Mutual, Lehman Brothers and the following investment banking employees of Lehman Brothers may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Washington Mutual and Great Western: S. B. Wolitzer, P.
        R. Erlanger, S. Sobti, D. J. Kim, C. P. Sweeney and D. A. Trznadel. In the normal course of its business Lehman Brothers regularly buys and sells Washington Mutual Securities and Great Western Securities for its own account and for the accounts of its customers, which transactions may result from time to time in Lehman Brothers and its associates having a net "long" or net "short" position in Washington Mutual Securities, Great Western Securities or option contracts with other derivatives in or relating to Washington Mutual Securities or Great Western Securities. As of April 14, 1997, Lehman Brothers had positions in Washington Mutual Securities and Great Western Securities as principal as follows: (i) net "short" 224 of Washington Mutual's common shares; (ii) net "long" 27,434 shares of Washington Mutual's 9.12% preferred stock; (iii) net "long" 124,964 shares of Washington Mutual's 7.60% preferred stock; (iv) net "short" 2,691 of Great Western's common shares; and (v) net "long" 160,000 shares of Great Western's 8.30% preferred stock.

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